Exhibit 99

News

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Bryan Iams
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PPG submits revised proposal to AkzoNobel to combine companies
Creates significant value for shareholders of both companies

•	Revised proposal includes increased price of Eur 96.75 (cum dividend) per AkzoNobel ordinary share, an increase of Eur 6.75 per share

•	One last invitation to AkzoNobel boards to work with PPG on creating value for shareholders and other stakeholders of AkzoNobel

•	PPG is prepared to commit to a significant reverse break-up fee to demonstrate confidence that required antitrust approvals can be obtained

•	PPG believes market reaction to AkzoNobel’s new strategic plan confirms that PPG’s proposal offers higher value creation

•	Revised proposal provides additional details and significant commitments to ensure the combined business serves the best interests of all AkzoNobel stakeholders
PITTSBURGH, April 24, 2017 - PPG (NYSE:PPG) today announced that it submitted a revised proposal on April 24, 2017 for a combination with Akzo Nobel N.V. (AKZA.AS; AKZOY). The comprehensive proposal letter, which was provided to Messrs. Antony Burgmans, Chairman of the Supervisory Board and Ton Büchner, Chief Executive Officer and Chairman of the Board of Management, detailed PPG’s increased price of Eur 96.75 (cum dividend) per outstanding ordinary share of AkzoNobel, comprised of cash of Eur 61.50 and 0.357 shares of PPG common stock. Including the assumption of net debt and minority interests, the proposed transaction is now valued at approximately Eur 26.9 billion, or $28.8 billion.

To read PPG’s complete revised proposal letter, visit http://corporate.ppg.com/Letter.

In the letter, PPG Chairman and Chief Executive Officer Michael McGarry said, “We are extending this one last invitation to you and the AkzoNobel boards to reconsider your stance and to engage with us on creating extraordinary value and benefits for all of AkzoNobel’s stakeholders.

“Our revised proposal represents a second increase in price along with significant and highly-specific commitments that we are confident AkzoNobel’s stakeholders will find compelling. We stand ready to work with you expeditiously to complete a targeted due diligence review and to negotiate a definitive agreement for the combination.”
Key Details of PPG’s Revised Proposal Include:
PPG would acquire all of AkzoNobel’s outstanding ordinary shares (including ordinary shares represented by American depositary shares) at a value of Eur 96.75 (cum dividend), consisting of Eur 61.50 in cash and 0.357 shares of common stock of PPG per outstanding ordinary share (or for each three American depositary shares). The total value of our proposal of Eur 96.75 per share is based on PPG’s closing stock price of $105.94 and the prevailing exchange rate ($1.0726/Euro) on April 21, 2017.
PPG’s revised proposal represents:

•	An increase of Eur 6.75, or 8%, over our prior proposal on March 22, 2017 and Eur 13.75, or 17%, over our original proposal on March 2, 2017;

•	A value for the total outstanding equity of AkzoNobel of approximately Eur 24.6 billion;

•	A premium of 50% over the unaffected closing price of AkzoNobel of Eur 64.42 on March 8, 2017;

•	A premium of 42% over the unaffected 12-month median broker target price per AkzoNobel share of Eur 68.00; and

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A premium of 24% (cum dividend) over the closing price of AkzoNobel of Eur 78.20 on April 21, 2017, including the impact of AkzoNobel’s new standalone strategy, and 26% over the calculated ex dividend price as adjusted for the payment of the proposed 2016 final dividend and 2017 enhanced regular and special dividends outlined as part of the new standalone plan. (Please refer to Annex B within the revised proposal letter for further illustration of these premiums).

PPG believes its revised proposal is vastly superior to AkzoNobel’s new standalone plan, as articulated on April 19, 2017. As evidenced by the decline in AkzoNobel’s stock price since its investor update, the capital markets have not recognized any additional value from its new standalone plan, including the enhanced regular dividend and special dividend that AkzoNobel has proposed for 2017.
One of the more notable risks of AkzoNobel’s new standalone plan is that it creates two smaller, unproven standalone companies with uncertain market valuations and substantial risks for reaching its 2020 guidance, especially given many of the annual targets that AkzoNobel has identified have not been achieved previously. AkzoNobel’s standalone plan also will require substantial restructuring; potentially decreases free cash flow, putting future and accelerated growth plans of the demerged companies at risk; and could require a regulatory review that would extend the timeline and create uncertainty.

PPG believes the long-term value creation from a combination of the two companies will be significant for shareholders of both companies, including the benefits of annual synergies of at least $750 million, which PPG has estimated based on publicly available information.
PPG’s revised proposal offers a value to AkzoNobel’s shareholders that is well in excess of AkzoNobel’s ability or track record to create value on a standalone basis, including via its revised strategy, in the near future as well as in the medium and long term.
PPG is prepared to make significant commitments to AkzoNobel’s stakeholders, as set forth in the revised proposal letter, that provide greater value and certainty than AkzoNobel’s new standalone plan.
Antitrust Commitment
PPG has performed a significant review and analysis of the expected antitrust approval risks and requirements in connection with the proposed transaction, and is confident that all required antitrust approvals can be obtained in a timely manner. In connection with obtaining such approvals, PPG is ready to commit to a mutually agreed level of divestitures as may be reasonably necessary to meet those requirements.
To provide further evidence of PPG’s confidence that the required approvals can be obtained, and even in the absence of receiving any information from AkzoNobel or working with AkzoNobel’s antitrust experts, PPG is prepared to commit to a significant reverse break-up fee.
PPG repeats its numerous offers to make available its antitrust experts to meet with AkzoNobel’s antitrust experts to share the detailed analysis that PPG has completed.

Commitment to Maintaining AkzoNobel’s Strong Ties to the Netherlands
Upon the closing of the proposed transaction, AkzoNobel’s strong ties to the Netherlands, and Europe more broadly, will be maintained. In addition to the commitments set forth in other sections of PPG’s revised proposal letter relating to, among other things, employees, pensioners, research and development, sustainability and community investment, PPG would be willing to commit to the following:

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PPG anticipates that AkzoNobel’s current European locations will continue to play an important and meaningful role in the combined company. The combined company’s architectural/decorative coatings and specialty materials businesses would continue to be headquartered in the Netherlands and the marine and protective coatings business would continue to be based in both the U.K. and the Netherlands.

•	PPG is prepared to have a dual listing of the combined company’s shares with trading both on the NYSE and Euronext Amsterdam.

•	PPG will not relocate any of AkzoNobel’s production facilities in Europe to the U.S.

•	Local suppliers to AkzoNobel in the Netherlands and U.K. will be given a full and fair opportunity to sell to the larger, combined new company.

Employees - Critical to Long-term Success of the Combined Company
PPG strongly believes that the future of AkzoNobel’s employees in a combined company will be more secure, with many exciting opportunities for future growth, than under AkzoNobel’s new plan which includes a separation of the specialty chemicals business.

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The combined company will continue to respect the existing rights and benefits of AkzoNobel’s employees, including under existing employment agreements, collective labor agreements and social plans, and including covenants made with the works councils and trade unions.

•	PPG is willing to commit that no AkzoNobel employee currently working in a Netherlands specialty chemicals plant will lose their job as direct result of this acquisition.

•	PPG will extend its charitable matching gifts program to all employees of the new company, including those employees in the Netherlands.

•	Any displaced PPG or legacy AkzoNobel employee will be eligible to apply for any current vacancy in the newly combined, enlarged company.

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Existing redundancy arrangements of AkzoNobel, including the recently agreed social plan, will be respected by the post-closing combined company, unless more favorable redundancy arrangements (from an employee’s point of view) are agreed upon in connection with the integration of the two companies.

•	The mitigated large company regime (gemitigeerd structuurregime), as currently established at AkzoNobel Nederland B.V., will be maintained.

•	PPG’s revised proposal contains commitments to ensure that the combined entity continues to provide strong support for AkzoNobel’s pensions.
Enhancing the Strength of AkzoNobel’s Core Business Strategies
PPG is committed to supporting AkzoNobel’s current business strategy of delivering a “continuous improvement culture,” building “further operational excellence” and driving “organic growth and innovation.” To further these business strategies, the combined entity would:

•	Commit to developing and implementing best practices across the combined organization irrespective of the origin to the new enterprise;

•	Pursue global growth in both developed and emerging markets; and

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Remain a valued partner to customers through continued investments in research and development, technical service and supply chain management, delivering improved sustainable product and technology solutions that efficiently and cost-effectively meet evolving needs.

Driving Innovation with Significant Commitments to Research & Development

PPG and AkzoNobel share a commitment to research and development. PPG’s investment in research and development is significant, averaging approximately 3% of its net sales and totaling nearly $5 billion invested in research and development in the past 10 years. Like AkzoNobel, PPG is committed to investing to discover and develop new products, technologies and processes that benefit our customers and the communities in which we all live and operate. To that end, PPG would commit:

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To, for the foreseeable future, research and development spending in the Netherlands and the U.K. of the amount at least equal to AkzoNobel’s current research and development spending in the Netherlands and the U.K.

•	To maintain AkzoNobel’s existing partnerships with universities in the Netherlands, which PPG recognizes can be vital to the community as well as to the innovation of the company.

•	That it will not reduce the current research and development capital related spending commitments related to the Felling, U.K. facility.

•	That AkzoNobel’s research and development center in China will become the center for research and development in China of the combined company.

•	To continue any current AkzoNobel commitments to the Netherlands government in regards to renewable energy purchases.
Other Compelling Commitments Regarding Specific Stakeholder Interests
In addition to the commitments set out above, the revised proposal letter contains various other commitments that provide comfort and certainty to AkzoNobel’s stakeholders, including but not limited to those listed below.

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The combined company, and hence AkzoNobel, will remain prudently financed to safeguard business continuity and to support the success of the business. PPG is confident that the combination would maintain a solid investment grade rating.

•	The combined company will emphasize many of AkzoNobel’s brands going forward, including, among others, the world recognized Dulux, Sikkens and International Paint brands.

•	PPG and AkzoNobel share a commitment to sustainability and corporate social responsibility, and the best practices of each will be applied to the combined company.

PPG expects that AkzoNobel and its stakeholders appreciate the time and effort that PPG has put into preparing its revised proposal. PPG expects that AkzoNobel will carefully and objectively consider that proposal, the will of AkzoNobel’s shareholders and the Boards’ governance obligations, and engage with PPG for a thorough and fulsome review of the revised proposal. Each of the commitments PPG describes would be better informed, and potentially improved, through engagement with AkzoNobel leadership, and PPG is confident that it can address any additional specific concerns.

Path Forward
PPG remains ready to move swiftly and is in a position to complete a confirmatory due diligence simultaneously with the negotiation of a merger agreement with a view to come to a recommended transaction within a short period of time. PPG expects such merger agreement to be customary for transactions of this nature, in particular with respect to non-financial covenants relating to employees, integration, governance, strategy and post-closing restructurings. No agreement has been reached and there can be no assurances that any transaction will result from this proposal

PPG has submitted a proposal to the Boards of AkzoNobel to achieve the combination of their respective businesses by way of a public offer for all issued and outstanding ordinary shares of AkzoNobel. The offer will be subject to pre-offer and offer conditions customary for transactions of this nature, including but not limited to a minimum acceptance level, required regulatory clearances having been obtained, PPG’s shareholders having approved the issuance of PPG common stock and no material adverse change having occurred. PPG will determine and confirm the conditions to the offer in accordance with applicable laws.

PPG remains confident in its ability to execute and complete the proposed transaction and to obtain all necessary regulatory approvals.
PPG will make further announcements if and when appropriate.
This is a public announcement by PPG pursuant to the provisions of section 4 paragraph 3 of the Decree on Public Takeover Bids (Besluit openbare biedingen Wft) of the Netherlands in connection with a potential voluntary public offer by PPG for all the issued and outstanding ordinary shares in the capital of AkzoNobel. This announcement does not constitute an offer, or any solicitation of any offer, to buy or subscribe for any securities. Any offer will be made only by means of an offer memorandum. This announcement is not for release, publication or distribution, in whole or in part, in, into or from, directly or indirectly, any other jurisdiction in which such release, publication or distribution would be unlawful.
PPG Overview and its History and Commitment in The Netherlands

PPG: WE PROTECT AND BEAUTIFY THE WORLD™

PPG is a leading global supplier of paints, coatings and specialty materials. PPG has annual revenues of approximately $15 billion and a current market capitalization of approximately $27 billion. Over $4.1 billion of PPG’s annual revenues is in Europe, with approximately $360 million in annual revenues in The Netherlands where it has a deep commitment and a long history in the country, dating back nearly 300 years.

Today, PPG employs more than 45,000 employees worldwide, with nearly 1,000 in The Netherlands and another 14,000 across the rest of Europe, the Middle East and Africa. PPG operates over 150 plants globally, including 45 plants across 15 countries in Europe, with facilities in Tiel, Delfzijl, Amsterdam, Uithoorn, and Den Bosch in The Netherlands.

At PPG, employees work every day to develop and deliver the paints, coatings and materials that customers trust to protect and beautify their products. Through dedication and creativity, PPG employees solve their customers’ biggest challenges, collaborating closely to find the right path forward.

PPG serves the construction, consumer products, industrial and transportation markets and aftermarkets. Ranked 182 on the FORTUNE 500, PPG was named Fortune’s most admired company in the chemicals sector in 2017.

Every day, PPG collaborates with employees and community partners to make its vision of bringing color and brightness to communities a reality. PPG dedicates its financial resources, products and its passionate employee volunteers to address the needs of communities and to help transform and brighten lives.

In 2016, PPG supported hundreds of community organizations across 25 countries. PPG’s signature program is its COLORFUL COMMUNITIES™ initiative, which increases its commitment to invest in communities and supports projects that transform community spaces, providing PPG volunteers and donated PPG products. Since the program’s launch, PPG employee volunteers completed nearly 60 Colorful Communities projects, positively impacting 1.8 million people. This included 15 projects in Europe, including the beautification of the Amsta Karaad residential care facility in Amsterdam. PPG has approximately 80 Colorful Communities projects planned for 2017, with more than 15 identified within Europe.

PPG also has been a significant financial contributor to the NEMO Science Center in Amsterdam, and the company matches employee charitable contributions in The Netherlands and across Europe in addition to our North American operations.

PPG reported in its recently published 2016 Sustainability Report that since 2012, the company has reduced its waste disposal intensity by 11% and reduced its greenhouse gas intensity by 29%, to mention just a few of the accomplishments. PPG’s efforts and activities have been recognized worldwide, including in 2015, when Fiat Chrysler Automobiles Group named PPG “Sustainability Supplier of the Year” for the Europe, Middle East and Africa region. More information regarding PPG’s sustainability performance is available at sustainability.ppg.com.

To learn more about PPG, visit www.ppg.com.

Forward-Looking Statements

This press release contains certain statements about PPG Industries, Inc. (“PPG”) that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These matters involve risks and uncertainties as discussed in PPG’s periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed from time to time with the Securities and Exchange Commission (“SEC”). The forward-looking statements contained in this press release include statements about the proposed business combination with AkzoNobel N.V. (“AkzoNobel”) (such proposed business combination, the “Transaction”), the terms of the proposed Transaction and the expected benefits of the Transaction for PPG, AkzoNobel and their respective shareholders. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. These statements are based on the current expectations of the management of PPG and are subject to uncertainty and to changes in circumstances and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Such risks, uncertainties and assumptions include: whether an agreement in respect of the Transaction will be negotiated and executed; uncertainties as to whether AkzoNobel will cooperate with PPG regarding the Transaction; whether AkzoNobel’s management or supervisory boards will endorse the

Transaction and uncertainties as to successful implementation of the Transaction. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and PPG undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Additional Information About the Proposed Transaction and Where To Find It
An agreement in respect of the Transaction described in this press release has not yet been executed, and this press release is neither an offer to sell securities, a solicitation of a proxy, nor a substitute for a registration statement or proxy statement or other filings that may be made with the SEC. Any proxy solicitation of PPG’s shareholders will be made through materials filed with the SEC and no offer of securities to U.S. security holders or holders of ADRs representing AkzoNobel shares shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended. Should an agreement with respect to the Transaction be reached, PPG expects to file relevant materials with the SEC, including a registration statement on Form S-4 and a proxy statement. Investors and security holders are urged to read all relevant documents filed with the SEC (if and when they become available), including the prospectus and proxy statement, because they will contain important information about the Transaction. Investors and security holders will be able to obtain these documents (if and when available) free of charge at the SEC’s website http://www.sec.gov, or from PPG’s website http://investor.ppg.com/.
Participants in the Solicitation
This press release is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, PPG and its affiliates and their directors and executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the holders of PPG common stock with respect to the Transaction. Information about such parties and a description of their interests are set forth in PPG’s 2017 Annual Report. Additional information regarding the interests of such participants will also be included in the materials that PPG would file with the SEC in connection with a Transaction. These documents (if and when available) may be obtained free of charge from the SEC’s website http://www.sec.gov or PPG’s website http://investor.ppg.com/.

PPG
One PPG Place
Pittsburgh, PA 15272

T: +1.412.434.3930
F: +1.412.434.2134

Michael H. McGarry
Chairman and Chief Executive Officer

24 April 2017

Antony Burgmans Chairman of the Supervisory Board Akzo Nobel N.V. AkzoNobel Center Christian Neefestraat 2 1077 WW Amsterdam The Netherlands	Ton Büchner Chief Executive Officer, Chairman of the Board of Management and the Executive Committee Akzo Nobel N.V. AkzoNobel Center Christian Neefestraat 2 1077 WW Amsterdam The Netherlands
Dear Messrs. Burgmans and Büchner,
We are writing to make a revised proposal to you and your stakeholders regarding a business combination of PPG and AkzoNobel.
We are extending this one last invitation to you and the AkzoNobel boards to reconsider your stance and to engage with us on creating extraordinary value and benefits for all of AkzoNobel’s stakeholders. Despite your rejections, private and public, of our invitations to date, we are confident you will find that a combination of our two companies will be beneficial to your stakeholders - and more beneficial than the revised strategy that you recently announced in response to our proposals. In light of your prior public responses, we have no choice but to make this letter public.
We are prepared to make the revised proposal set forth below (our “Revised Proposal”) assuming that you are now willing to engage with us constructively and in good faith. Our Revised Proposal represents a second substantial increase in price along with significant and highly-specific commitments that we are confident AkzoNobel’s stakeholders will find compelling. We stand ready to work with you expeditiously to complete a targeted due diligence review and to negotiate a definitive agreement for the combination. We have attached as Annex A to this letter a limited list of due diligence items which would expedite the overall process.
PPG Overview
In considering our Revised Proposal, we hope that you and your stakeholders take time to learn more about PPG, our people, our culture and values and the way in which we conduct our business. Over the years, we have built a company that we are proud to be a part of, a company that combines strong financial performance and superior shareholder returns, with a recognition of the importance of all of our stakeholders.

•	Our Commitment to Wise Stewardship. PPG’s Board of Directors and management have a long history of wise stewardship and responsible corporate governance.

◦	PPG’s Board of Directors has been recognized by highly-regarded, independent James Drury Partners as one of the best U.S. public company boards in terms of corporate governance and experience.

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Our Board, which has several currently active and former chief executive officers of large, multinational corporations, values diversity of thought and is comprised of 30% women and 30% non-US nationals.

◦	PPG’s stakeholders trust PPG’s Board of Directors and managers to make decisions and take decisive actions to grow the company and create a more sustainable business.

•	Our Commitment as an Experienced, Responsible Acquirer. PPG has been an active, disciplined acquirer of many coatings businesses and has managed multiple acquisitions simultaneously.

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PPG has a full appreciation of the antitrust regulatory review process and has successfully participated in many reviews, spanning all of our businesses, which has provided us with clarity about respective regulators’ views about all the relevant product markets.

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As evidence of our success, PPG has completed more than 50 acquisitions and dispositions in the last 15 years, including the acquisitions of SigmaKalon, AkzoNobel’s North American Decorative Coatings business and Comex.

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PPG has successfully integrated its acquisitions and has maintained its operating margins without any material impairments stemming from acquisition accounting. In addition, PPG has maintained an above average return on capital, which is the ultimate financial measure of the success of an acquisition.

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In connection with PPG’s acquisition of AkzoNobel’s North American decorative coatings business, PPG achieved all 18 key regional economic goals that it agreed to with the Canadian government, clearly demonstrating PPG’s willingness to work collaboratively with the communities in which we operate.

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Our Commitment to Our Employees and Pensioners. PPG has a history of providing outstanding opportunities for leadership and growth to employees, including employees of businesses we acquire. We would not be where we are today without our employees.

◦	PPG operates around the world and has a global workforce to meet our customers’ needs in every region of the world. We maintain excellent relations with the respective Works Councils.

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Employees who have joined PPG as a result of acquisitions have become an integral part of our company. As an example, two of our top seven executives and 25 of our top 100 leaders came to PPG through acquisitions.

◦	Our employee base has increased at an average rate of approximately 4% a year over the last ten years, growing from approximately 32,000 employees in 2006 to more than 45,000 employees today.

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PPG is very respectful of its pensioners and has made over $1.2 billion in voluntary pension contributions in the past decade, providing safety and security for those who helped build PPG. PPG’s pension plans, including those in the U.K., are well-funded. PPG’s largest pension fund is 122% funded on a U.S. ERISA measurement basis as of the most recent valuation report.

•	Our Commitment to Research and Development. PPG has invested more in research and development than any other coatings company in the world over the past decade.

◦	Over the past decade, PPG has invested nearly $5 billion on research and development, with consistent, ongoing expenditures all around the world.

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We have consistently innovated to enable our customers to utilize more environmentally-sensitive products such as our refinish coatings (waterbase), automotive OEM coatings (compact process), aerospace (lightweight sealants) and packaging coatings (BPA Non-Intent). This allows us to consistently outperform industry growth rates in these markets.

•	Our Commitment to Our Shareholders. PPG has a history of delivering above-market returns for our shareholders.

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Over the past five years ending 31 December 2016, PPG has delivered total shareholder return of 146%, outperforming our industry peer group. Over the last 10 years ending 31 March 2017, total shareholder return was 282%.

◦	PPG has paid uninterrupted annual dividends since 1899, including approximately $1.9 billion in dividends in the last five years, and 45 consecutive years of annual per share increases.

◦	Our businesses generate top tier financial returns and consistently generate strong cash flow.

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We have noted public comments you have made concerning the issuance of PPG shares as part of the transaction consideration. Your top shareholders also have provided feedback directly to us on this topic. We can confirm that none of your shareholders has shared your concern. This is understandable given the significant appreciation of PPG stock over the past 10 years.

•	Our Commitment to Sustainability. Like AkzoNobel, PPG is committed to sustainability.

◦	More than 30% of our net sales are from sustainable products.

◦	Since 2012, we have reduced our waste disposal intensity by 11% and reduced our greenhouse gas intensity by 29%, to mention just a few of our accomplishments.

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Our efforts and activities have been recognized worldwide, including in 2015, when Fiat Chrysler Automobiles Group named PPG its “Sustainability Supplier of the Year” for the Europe, Middle East and Africa region. PPG continues to believe commercial customer acceptance and recognition remains the best gauge for assessing the success of sustainable products.

◦	A selection of noteworthy awards recognizing our longstanding commitment to sustainability includes:

▪	Ranking as No. 43 on the U.S. 500 and No. 81 on the Global 500 Newsweek Green Rankings;

▪	The 2016 Ford Green Pillar Award; and

▪	Recognition by the U.S. Environmental Protection Agency as one of the top ten companies implementing source reduction activities for 2015.

•	Our Commitment to the Netherlands. We are not a U.S. business, but a global business that is located in every region of the world, including the Netherlands.

◦	Over $4.1 billion of our 2016 revenues of approximately $15 billion were generated in Europe, including approximately $360 million in the Netherlands.

◦	Nearly 1,000 of our more than 45,000 employees are in the Netherlands, with another 13,000 across the remainder of Europe.

◦	Of our 45 plants in Europe, we have five in the Netherlands - in Tiel, Delfzijl, Amsterdam, Uithoorn, and Den Bosch.

◦	We make significant social and community contributions such as financially supporting the NEMO Science Center in Amsterdam.

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Upon consummation of a combination of our two companies, we would expect that the combined company will carry forward such commitments and enhance its ties to the Netherlands, Europe and the other locations in which our two companies operate.

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Our Commitment to Our Communities. Like AkzoNobel, PPG is committed to the communities in which we operate. We have a history of dedicating our financial resources, applying our products and using the energy of our passionate employee volunteers to address the needs of our communities.

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In 2016, we supported hundreds of community organizations across 25 countries, including 15 COLORFUL COMMUNITIES™ projects throughout Europe, with another 15 projects identified for the region in 2017. This signature program demonstrates our commitment to invest in communities and support projects that transform community spaces, with valued contributions of PPG volunteers and donated PPG products.

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Since the program’s launch, PPG employee volunteers have completed nearly 60 COLORFUL COMMUNITIES™ projects, including the beautification of the Amsta Karaad residential care facility in Amsterdam, positively impacting 1.8 million people.

◦	We match employee charitable contributions in the Netherlands and across Europe in addition to our North American operations.
Strategic and Cultural Fit
The strategic fit of a business combination between our companies remains clear and compelling. The combined company would be an enhanced global player in paints, coatings and specialty materials, combining complementary products, technologies and geographies, and would:

•	Create a stronger competitor in a highly competitive global marketplace, offering a broader line of products and technologies cost-effectively to a more diverse customer base;

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Establish an impressive portfolio of flagship technologies and brands, including combining PPG’s electrocoat, compact process, waterborne and light-weighting technologies with AkzoNobel’s advances in sustainable formulations and practices and its global Dulux, Sikkens and International Paint brands;

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Enhance the speed and breadth of research, development and delivery of new products through an integrated coatings and specialty materials platform with extensive geographic scope and technological reach;

•	Create significant cross-selling opportunities along with a diversified combined sales force to drive incremental sales;

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Optimize our combined capabilities and footprint across world-class people and facilities, enabling manufacturing and distribution efficiencies and better access to customers in mature and emerging geographies;

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Enhance the benefits to our customers, the environment and the communities in which we live and operate, including by adding our Sustainability focus and our COLORFUL COMMUNITIES™ projects together with your Planet Possible and Human Cities initiatives; and

•	Create a larger enterprise that will provide more personal growth opportunities for all our combined employees while enhancing our presence and importance in more communities around the world.
Beyond the strong strategic fit, a business combination would bring together two companies with a strong cultural fit. PPG’s values bear remarkable similarity to AkzoNobel’s - we hold a deep appreciation for how vital each of our stakeholders is to the success of our company and the communities in which we operate. Like AkzoNobel, we understand the importance of being a responsible corporate citizen, and place great emphasis on this throughout our organization.

Based on what we know and have seen through the interactions of our two companies, including through our acquisition of AkzoNobel’s North American Decorative Coatings business, our acquisition of certain coatings businesses of Imperial Chemical Industries (“ICI”) and observing AkzoNobel acquire and integrate ICI, we are convinced that a business combination of our two companies would bring together two cultures that emulate one another in important ways, enabling us together to continue and reinforce both companies’ longstanding commitments to being good employers and corporate citizens that operate in a sustainable and socially responsible manner. We have thousands of legacy AkzoNobel associates who can attest to these facts.
Increased Proposed Offer Price
Under our Revised Proposal, PPG would acquire all of AkzoNobel’s outstanding ordinary shares (including ordinary shares represented by American depositary shares) at a value of Eur 96.75 (cum dividend), consisting of Eur 61.50 in cash and 0.357 shares of common stock of PPG per outstanding ordinary share (or for each three American depositary shares). The total value of our Revised Proposal of Eur 96.75 per share is based on PPG’s closing stock price of $105.94 and the prevailing exchange rate ($1.0726/Euro) on 21 April 2017. Our Revised Proposal offers a value for AkzoNobel’s shareholders that is well in excess of AkzoNobel’s ability or track record to create value on a standalone basis in the near future as well as in the medium and long term.
Our Revised Proposal represents:

•	A substantial increase of Eur 6.75 (8%) over our prior proposal on 22 March 2017 and Eur 13.75 (17%) over our original proposal on 2 March 2017;

•	A value for the total outstanding equity of AkzoNobel of approximately Eur 24.6 billion;

•	A premium of 50% over the unaffected closing price of AkzoNobel of Eur 64.42 on 8 March 2017;

•	A premium of 49% over the 52-week high unaffected closing price of AkzoNobel of Eur 64.81 on 2 March 2017;

•	A premium of 56% over the volume weighted average price per AkzoNobel share of Eur 62.07 over the last three months ending 8 March 2017;

•	A premium of 42% over the unaffected 12-month median broker target price per AkzoNobel share of Eur 68.00;

•	An attractive implied EV/EBITDA multiple of 12.8x for 2016 (based on 2016 reported financials); and

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A premium of 24% (cum dividend) over the closing price per AkzoNobel share of Eur 78.20 on 21 April 2017, or 26% as adjusted for the payment of the proposed 2016 final dividend and 2017 enhanced regular and special dividends outlined as part of your new standalone plan (please refer to Annex B to this letter for further illustration of these premiums).

The long-term value creation from a combination of our companies will be significant, including the benefits of annual synergies of at least $750 million, which we have estimated based on publicly available information. In addition, AkzoNobel’s shareholders have reacted favorably to the issuance of PPG shares as part of the consideration and are excited by the opportunity to participate in and benefit from the combined company’s future performance.
We believe that our Revised Proposal is vastly superior to AkzoNobel’s new standalone plan, as articulated on 19 April 2017. As evidenced by the decline in the company’s stock price since your investor update, the capital markets have not recognized any additional value from your new standalone plan, including the enhanced regular dividend and special dividend you have proposed for 2017. While not an exhaustive list, a few of the more substantial risks of your new standalone plan are that it:

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Creates two smaller, unproven standalone companies with uncertain market valuations and substantial risks for reaching your 2020 guidance, especially given many of the annual targets that you have identified have not been achieved by AkzoNobel previously;

•	Requires substantial restructuring;

•	Potentially decreases free cash flow, putting future and accelerated growth plans of the demerged companies at risk; and

•	Potentially requires a regulatory review that would extend the timeline and create uncertainty.
Your plan clearly fails to meet the additional growth opportunities that will be available to all employees of the much larger combined company. As an example, one of your goals of filling a minimum of 70% of all advancement opportunities internally would be threatened by your standalone plan but would clearly be achievable as part of the combined enterprise. PPG shares your culture of providing advancement opportunities for employees as we also have a history of promoting from within and all of AkzoNobel’s employees would be welcome additions to our internal pool of candidates.
Unlike your standalone plan that does not provide any specific commitments to your various stakeholders, PPG is prepared to make significant commitments to your stakeholders, as outlined later in this letter, which we believe provides your stakeholders with greater value and certainty about their own future and the extraordinary results we believe we can achieve together. Our Revised Proposal of Eur 96.75 per share offers AkzoNobel shareholders more value, more cash and more certainty than your new standalone plan.
Antitrust Commitment
We have performed a significant review and analysis of the expected antitrust approval risks and requirements in connection with the proposed transaction, and we are confident that all required antitrust approvals can be obtained in a timely manner. In connection with obtaining such approvals, we are ready to commit to a mutually agreed level of divestitures as may be reasonably necessary to meet those requirements.
We repeat our numerous offers to make available our antitrust experts to meet with your antitrust experts to share the detailed analysis that we have completed. We are convinced that through such a meeting we will be able to provide you comfort on the concerns that you have voiced in this respect.
To provide further evidence of our confidence that the required approvals can be obtained, and even in the absence of receiving any information from you or working with your experts on our plan, we are prepared to commit to a significant reverse break-up fee.
Financing
As with our previous proposals, our Revised Proposal is not subject to a financing condition. Having devoted substantial time and resources in evaluating the profile of our combined company, with the advice of our financial advisor, Goldman Sachs, we are confident that a combined PPG and AkzoNobel would maintain a solid investment grade rating, have a significant level of free cash flow and be well positioned to continue our history of strong financial performance. Moreover, Goldman Sachs is devoting substantial time and resources to prepare a full financing package to facilitate the proposed transaction, and remains highly confident in arranging the financing for the proposed transaction. We would engage with all three major U.S.-based credit rating agencies to ensure our proposed financing structure maintains a solid investment grade rating for the combined company, and would provide AkzoNobel with customary fully underwritten commitment letters in connection with the execution of a merger agreement that would enable us to comply with the certain funds requirements under Dutch law.
We would be happy to make our financial advisers available to meet with your financial advisers to address any questions they might have in respect of financing.
Enhancing the Strength of AkzoNobel’s Core Business Strategies
PPG is committed to supporting AkzoNobel’s current business strategy of delivering a “continuous improvement culture,” building “further operational excellence” and driving “organic growth and innovation.” To further these business strategies, the combined entity would:

•	Commit to developing and sharing AkzoNobel’s best practices across the combined organization;

•	Pursue global growth in both developed and emerging markets; and

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Remain a valued partner to customers through continued investments in research and development, technical service and supply chain management, delivering improved sustainable product and technology solutions that efficiently and cost-effectively meet evolving needs.

Commitment to Maintaining AkzoNobel’s Strong Ties to the Netherlands
Upon the closing of the proposed transaction, AkzoNobel’s strong ties to the Netherlands, and Europe more broadly, will be maintained. In addition to the commitments set forth in other sections of this Revised Proposal relating to, among other things, employees, pensioners and research and development, PPG would be willing to commit to the following:

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PPG anticipates that AkzoNobel’s current European locations will continue to play an important and meaningful role in the combined company. The combined company’s architectural/decorative coatings and specialty materials businesses would continue to be headquartered in the Netherlands and the marine and protective coatings business would continue to be based in both the UK and the Netherlands.

•	PPG is prepared to have a dual listing of the combined company’s shares, with trading on the NYSE and Euronext Amsterdam.

•	PPG is willing to commit that it will not relocate any of AkzoNobel’s production facilities in Europe to the U.S.

•	PPG is willing to commit that local suppliers to AkzoNobel in the Netherlands and UK will be given a full and fair opportunity to sell to and grow with the larger, combined new company.
Employees Will Be Critical for the Long-term Success of the Combined Company
We understand the importance of employees to the long-term success of our company, and the importance of investing in our employees and providing them with more and better opportunities for individual contributions and growth. We strongly believe that the future of AkzoNobel’s employees will be more secure, with many exciting opportunities for future growth, than under AkzoNobel’s current plan, which includes a separation of the specialty chemicals business.

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The combined company will continue to respect the existing rights and benefits of AkzoNobel’s employees, including under existing employment agreements, collective labor agreements and social plans, and including covenants made with the works councils and trade unions.

•	PPG is willing to commit that no AkzoNobel employee currently working in a Netherlands specialty chemicals plant will lose their job as a direct result of this acquisition.

•	PPG will extend its charitable matching gifts program to all employees of the new company, including those employees in the Netherlands.

•	Any displaced PPG or legacy AkzoNobel employee will be eligible to apply for any current vacancy in the new combined, enlarged company.

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Existing redundancy arrangements of AkzoNobel, including the recently agreed social plan, will be respected by the post-closing combined company, unless more favorable redundancy arrangements (from an employee’s point of view) are agreed upon in connection with the integration of the two companies.

•	The mitigated large company regime (gemitigeerd structuurregime), as currently established at AkzoNobel Nederland B.V., will be maintained.
Honoring AkzoNobel’s Pension Commitments
We appreciate the importance to your pensioners and regulators of ensuring that the combined entity continues to provide strong support for AkzoNobel’s pensions. We believe that, through discussion with the respective pension trustees, we would be able to provide them with the assurances that they seek, consistent with the approach you took when you acquired ICI. PPG would commit, at a minimum, to fulfill AkzoNobel’s current top-up commitments in the UK for the ICI and Courtaulds pension plans. We have our own pension plans in the UK and are quite familiar with the UK pension requirements. Lastly, we would provide a parent guarantee similar to AkzoNobel’s current parent guarantee to ensure that the larger, financially stronger combined company continues to secure the obligations owed to the pensioners.
Prudently Financed to Support the Success of the Business

•	The combined company, and hence AkzoNobel, will remain prudently financed to safeguard business continuity and to support the success of the business.

•	As we noted above, we are confident that the combination would maintain a solid investment grade rating.
Driving Innovation with Significant Commitments to Research & Development
Our companies share a commitment to research and development. PPG’s investment in research and development is significant, averaging approximately 3% of our net sales and totaling nearly $5 billion invested in research and development in the past ten years. We have no intention of reducing that investment, as we are cognizant of the value of research and development to the future growth of the combined company. Like AkzoNobel, PPG is committed to investing to discover and develop new products, technologies and processes that benefit our customers and the communities in which we all live and operate. To that end, PPG would commit:

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To, for the foreseeable future, research and development spending in the Netherlands and the U.K. of an amount at least equal to AkzoNobel’s current research and development spending in the Netherlands and the U.K.

•	To maintain AkzoNobel’s existing partnerships with universities in the Netherlands, which we recognize can be vital to the community as well as to the innovation of our company.

•	That it will not reduce the current research and development capital related spending commitments related to the Felling, U.K. facility.

•	That AkzoNobel’s research and development center in China will become the center for research and development in China of the combined company.

•	To continue any current AkzoNobel commitments to the Netherlands government in regard to renewable energy purchases.
Continuation of AkzoNobel’s Legacy, Including the AkzoNobel Brands
The combined company will continue the legacies of both companies, including the use of flagship brands and technologies.

•	The combined company will emphasize many of AkzoNobel’s brands going forward, including, among others, the world recognized Dulux, Sikkens and International Paint brands.

•	PPG and AkzoNobel share a commitment to sustainability and corporate social responsibility, and the best practices of each will be applied to the combined company.

•	AkzoNobel’s sponsorship of Team AkzoNobel in the Volvo Ocean Race will be continued, in line with AkzoNobel’s current obligations and for the currently agreed duration.
Significant Input on Integration Matters
We would establish an Integration Committee upon the execution of the merger agreement, consisting of four members - two representatives from AkzoNobel and two representatives from PPG. One of the PPG members would serve as Chair of the Integration Committee.

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The Integration Committee will have the responsibility to plan the integration of our two companies, including establishing and managing various work streams to discuss key integration topics (such as HR, purchasing, supply chain, finance, tax, information technology and operations), with the objective of realizing the projected synergies as soon as reasonably possible after the closing of the proposed transaction in an orderly and prudent manner, taking into consideration the interests of all relevant stakeholders.

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As of the announcement of the proposed transaction, the Integration Committee would develop a detailed integration plan, describing the most desirable organizational structure and processes and the steps required to effect the integration in the most effective and least disruptive manner for both PPG and AkzoNobel.

•	Following the closing of the proposed transaction, the Integration Committee would remain in place, and would be responsible for the implementation of the integration plan.
Post-Closing Input and Participation of Current AkzoNobel Supervisory Board Members
We continue to value experience and diversity and know that AkzoNobel’s Supervisory Board members would have insights valuable to the future of the combined business. At closing, PPG’s Board of Directors will be expanded to include an existing AkzoNobel Supervisory Board member who would be able to provide critical input and perspectives on the combined business at the PPG Board level.
Conditions
Assuming completion of customary due diligence satisfactory to PPG and its advisors, the commencement of the proposed transaction would be subject to customary conditions, including:

•	Compliance with co-determination proceedings and notification proceedings required in connection with the proposed transaction; and

•	Approval of the offer documents by the Dutch Financial Markets Authority.
After commencement of the proposed transaction, closing (i.e., declaring the public offer unconditional) would be subject to customary conditions, including:

•	Receipt of required regulatory approvals.

•	Approval of the issuance of PPG common stock by PPG’s shareholders in connection with the proposed transaction.

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The minimum acceptance level of 95% being achieved; however, if AkzoNobel’s shareholders vote in favor of one or more post-closing restructuring measures at an extraordinary general meeting and such resolutions are in full force and effect at the closing of an offer, then we would be willing to agree to lower the minimum acceptance level of AkzoNobel’s outstanding ordinary shares on a fully-diluted basis.

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The foundation Stichting AkzoNobel not having exercised its voting rights in respect of any priority shares in a manner which may have an adverse effect on the proposed combined company or PPG and, subject only to PPG’s announcement that the offer is declared unconditional, the foundation Stichting AkzoNobel selling and transferring its priority shares in AkzoNobel to PPG for the nominal value of such shares.

•	No material adverse change having occurred after the date of the merger agreement.

•	The absence of a material breach of the agreed-upon merger agreement by either party.
Our Revised Proposal is further based on a number of assumptions, including (i) the absence of a material adverse change to AkzoNobel’s business, corporate structure, operations and financial condition since the end of the year; (ii) that AkzoNobel’s business has been and will be run in the ordinary course consistent with past practice, including retaining the specialty chemicals business; (iii) that the proposed offer price will be reduced by any dividends declared or paid after the date of this letter and during the pendency of the proposed transaction; (iv) that approximately 254 million fully diluted AkzoNobel ordinary shares are issued at the closing of the proposed transaction (including shares underlying outstanding options and conditional shares), of which 2.35 million shares are held in treasury by AkzoNobel, and that no cumulative preference shares are issued; (v) that we reach an amicable agreement with AkzoNobel’s pension trustee in the United Kingdom with respect to the proposed transaction; and (vi) that the proposed transaction will be supported and recommended by the Board of Management and the Supervisory Board of AkzoNobel.
This letter does not constitute a formal offer to purchase or a public bid, and is subject to, among other things, the satisfactory completion of our due diligence review, and the negotiation and execution of mutually satisfactory definitive documentation approved by our Board of Directors. This letter does not create or constitute any legally binding obligation, liability or commitment by PPG or any of its affiliates regarding the proposed transaction, and there will be no legally binding agreement between us regarding the proposed transaction unless and until a definitive merger agreement is executed by PPG and AkzoNobel. This letter and the Revised Proposal will be exclusively governed by and must be construed in accordance with Dutch law.
Conclusion
As demonstrated in this letter, our Revised Proposal offers a premium to your current and historical share price and includes significant commitments to ensure the combined business serves the best interests of all stakeholders. The market’s failure to react positively to your new standalone plan presented on 19 April clearly demonstrates the superior value-creation represented by our Revised Proposal.
We expect that you and your stakeholders appreciate the time and effort that we have put into preparing this Revised Proposal. Given that, we expect that you will carefully and objectively consider it, the will of your shareholders and your governance obligations, and engage with us for a thorough and fulsome review of the Revised Proposal.
We look forward to hearing from you. We are convinced that together we will create a brighter future for all our stakeholders.
/s/ Michael H. McGarry
Michael H. McGarry
Chairman and Chief Executive Officer

ANNEX A
Priority Diligence Items

1.	Corporate structure/entity organization chart

2.	Consolidating income statement and balance sheet for 2016, reconciling statements by individual business unit to AkzoNobel’s 2016 annual report

3.	Schedule of 2016 destination revenues by business unit by country

4.	Schedule of 2016 RD&I spend by country

5.	Schedule of 2016 corporate costs allocated to each business and included in Other Activities/ Eliminations

6.	Schedule of 2016 cash balances and cash flows by country

7.	Schedule of growth and maintenance capital expenditures by business for each of the next five years (2017-2021)

8.	Summary of key information technology and ERP systems, including a map of global deployment

9.	Schedule reconciling book v. cash pension accounting for 2016 and as projected for each of the next five years (2017-2021)

10.	Detailed calculation of AkzoNobel’s global effective tax rate

11.	Summary of any material environmental exposures/obligations and product claims

12.	Summary of any contractual limitations on AkzoNobel’s ability to compete

ANNEX B
Premium Based on Increased Proposed Offer Price

	AkzoNobel Closing Price Cum Dividend 21 April 2017 €78.20	24% Premium è	PPG Proposed Offer Price Cum Dividend 24 April 2017 €96.75

Less Proposed Dividends

2016 Final Dividend	€1.28		€1.28

2017 Regular Dividend(1)	€2.50		€2.50

2017 Special Dividend(1)	€4.00		€4.00

	€70.48 AkzoNobel Closing Price Ex Dividend 21 April 2017	26% Premium è	€88.97 PPG Proposed Offer Price Ex Dividend 24 April 2017

	Total Consideration to Shareholders €78.20		Total Consideration to Shareholders €96.75

(1)	Per AkzoNobel’s Investor Update on 19 April 2017; presented as if declared and paid by AkzoNobel prior to closing of the proposed transaction.